Exhibit 99.1
STONE ENERGY CORPORATION
Updates Impact from Hurricane Ike
LAFAYETTE, LA. September 18, 2008
     Stone Energy Corporation (NYSE: SGY) today provided an update on the impact of Hurricane Ike on its facilities, operations and production. All of the Stone operated properties have been evaluated either by flyover or physical inspection. These inspections indicate that a total of six structures were lost with minimal production and reserves impact. The production and estimated proved reserves associated with these properties were approximately 10 million cubic feet of natural gas equivalent (Mmcfe) per day and 2 Bcfe, respectively. This represents less than 0.5% of Stone’s estimated proved reserves. Stone is reviewing its options for recovering the estimated proved reserves associated with the Vermilion Block 122 platform, which was producing 8 of the lost 10 Mmcfe per day.
     Excluding the lost platforms, damage to the remaining Stone structures appears to be minimal and is in the process of being repaired. Substantially all of the Stone facilities are currently operational, although most platforms are still awaiting approval from downstream pipeline and processing facilities before restoring production. Some of these downstream pipeline and processing facilities are only waiting for final testing and inspection before accepting volumes, while others are in need of repairs before coming back on line. The timetable for when the various pipelines and processing facilities will be operational is difficult to ascertain at this point, although Stone expects a majority of its production should be on line by the end of October, barring any further weather interruptions. As previously disclosed, substantially all of Stone’s approximately 310 Mmcfe per day of capacity was shut-in as of August 30 due to Hurricane Gustav, and again on September 10 due to Hurricane Ike.
                    Stone now expects that the hurricane loss will exceed its deductible and has put its insurance carriers on notice.
     Stone Energy is an independent oil and natural gas company headquartered in Lafayette, Louisiana, and is engaged in the acquisition, exploration, exploitation, development and operation of oil and gas properties located primarily in the Gulf of Mexico. Stone is also active in the Appalachia region as well as selected areas in the Rocky Mountains. For additional information, contact Kenneth H. Beer, Chief Financial Officer, at 337-521-2210-phone, 337-237-0426-fax or via e-mail at CFO@StoneEnergy.com.
     Certain statements in this press release are forward-looking and are based upon Stone’s current belief as to the outcome and timing of future events. All statements, other than statements of historical facts, that address activities that Stone plans, expects, believes, projects, estimates or anticipates will, should or may occur in the future, including future production of oil and gas, future capital expenditures and drilling of wells and future financial or operating results are forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include the timing and extent of changes in commodity prices for oil and gas, operating risks and other risk factors as described in Stone’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission (“SEC”). Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, Stone’s actual results and plans could differ materially from those expressed in the forward-looking statements.